Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                             SUB-ITEM 77-0-3

                                EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Neuberger Berman
Mid-Cap Growth Portfolio

1.   Name of Issuer:  MF Global Ltd.

2.   Date of Purchase:  July 18, 2007

3.   Number of Securities Purchased:  	160

4.   Dollar Amount of Purchase:  $4,794.00

5.   Price Per Unit:  $30.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Citigroup Global Markets, Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Citigroup Global Markets Inc., J.P. Morgan Securities, Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Credit Suisse Securities
(USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, ABN AMRO Rothschild LLC, Banc of America Securities LLC, BMO Capital Markets Corp., HSBC Securities (USA) Inc., Keefe, Bruyette & Woods, Inc., Sandler O'Neill & Partners, L.P., Wachovia Capital Markets, LLC, Blaylock & Company, Inc., C L King & Associates, Inc., Chatsworth Securities LLC, Calyon Securities (USA) Inc., Dowling & Partners Securities, LLC, E*TRADE Securities LLC, Oppenheimer & Co., Fortis Securities LLC, Guzman & Company, ING Financial Markets, LLC, Jeffries & Company Inc., Lazard Capital Markets LLC, M.R. Beal & Company, Mizuho Securities USA Inc., Muriel Siebert & Co., Inc., Raymond James & Associates, Inc., RBC Capital Markets, Corporation, Robert W. Baird & Co. Incorporated, Samuel A. Ramirez & Co., Inc., SMH Capital Inc., Stifel, Nicolaus & Company, Incorporated, Sun Trust Capital Markets, Inc., The Williams Capital Group, L.P., Piper Jaffray & Co., Utendahl Capital Partners, L.P., Wells Fargo Securities, LLC, William Blair & Company, L.L.C.